UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/06/2014

BRINKER INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-10275

Delaware	75-1914582
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6820 LBJ FREEWAY
DALLAS, TX 75240
(Address of principal executive offices, including zip code)

(972) 980-9917
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 6, 2014, we announced the resignation, effective immediately, of our chief financial officer, Guy J. Constant. We also announced that Marie Perry, our Senior Vice President, Controller and Treasurer, will assume immediately on an interim basis the responsibilities of Chief Financial Officer of the Company. Previously, since starting with the Company in October 2003, Ms. Perry has served in various leadership roles, including, Vice President of Accounting Shared Services & Planning and Analysis, Vice President of Investor Relations & Treasurer, Vice President of Accounting, and Director of Corporate Accounting. Prior to joining the Company, Ms. Perry was with American Airlines for 12 years in various accounting roles and leadership postions.

We also announced the promotion of Ms. Kelli Valade to Executive Vice President and Chief Operating Officer for the Company from her prior role of Chief Operating Officer for Chili's Grill & Bar, having previously served in several leadership roles in the Company including Senior Vice President of Chili's Grill & Bar and On The Border PeopleWorks and Brinker Shared Services, Vice President for Emerging Brands and Corporate Human Resources and Director of Human Resources for On The Border Mexican Grill & Cantina.   The Company additionally announced the promotion of Mr. Jeffrey Hoban to Senior Vice President and General Counsel for the Company. Mr. Roger Thomson will continue to serve the Company as Corporate Secretary as well as assuming additional executive roles.

On March 6, 2014, we issued a press release announcing these developments. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

99.1 Press Release, dated March 6, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRINKER INTERNATIONAL, INC.

Date: March 06, 2014	By:	/s/ Wyman T. Roberts
Wyman T. Roberts
Chief Executive Officer and President and President of Chili's Grill & Bar

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1